                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab MarketTrack All Equity Portfolio, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketManager Growth Portfolio, Schwab MarketManager Balanced Portfolio, Schwab MarketManager Small Cap Portfolio, and Schwab MarketManager International Portfolio (eight of the portfolios constituting Schwab Capital Trust, hereafter referred to as the "Funds") are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and
(c) of Rule 17f-2 as of March 31, 1999, June 30, 1999 and October 31, 1999.

Based on this evaluation, we assert that the Funds were in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1999, June 30, 1999 and October 31, 1999 with respect to securities and similar investments reflected in the investment account of the Funds.


Schwab Capital Trust                        Charles Schwab & Co., Inc.


/s/ Tai-Chin Tung                           /s/ Fred Potts
------------------------------------        ------------------------------------
Tai-Chin Tung                               Fred Potts
Principal Financial Officer and             Vice President, Mutual Fund Teams
Treasurer

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Schwab MarketManager International Portfolio, Schwab MarketManager Growth Portfolio, Schwab MarketManager Balanced Portfolio, Schwab MarketManager Small Cap Portfolio, Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio and Schwab MarketTrack All Equity Portfolio (eight portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of March 31, 1999, June 30, 1999, and October 31, 1999. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 1999, June 30, 1999 and October 31, 1999, and with respect to agreement of security purchases and sales, for the period from October 31, 1998 (the date of our last examination), through October 31, 1999:

- Confirmation of Charles Schwab & Co., Inc.'s ("CSC") omnibus accounts for mutual fund investments at March 31, 1999, June 30, 1999, and October 31, 1999 with third party mutual fund transfer agents;

- Review of management's reconciliation of the omnibus account confirmation results to omnibus account positions recorded on the books and records of CSC at March 31, 1999, June 30, 1999 and October 31, 1999 in all material respects;

- Agreement of six security purchases and eight security sales since our last examination from the books and records of the Funds to third party mutual fund transfer agent confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1999, June 30, 1999 and October 31, 1999 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
December 9, 1999

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:     Date examination completed:

                           811-7704                               March 31, 1999

2.    State Identification Number:

AL                   AK     99-00815     AZ    S-0051431-QUAL   AR            93-M0261-10    CA                   CO
CT    SI40451        DE     4552         DC                     FL                           GA                   HI
ID    47175          IL                  IN                     IA            I-36814        KS     97S0000158    KY
LA                   ME     0-2771       MD    SM961316         MA                           MI     228610        MN
MS    MF-96-08-013   MO                  MT    35532            NE            046525         NV                   NH
NJ                   NM     685586       NY    S 27 59 46       NC                           ND     R487          OH
OK    SE-2003906     OR                  PA                     RI                           SC     MF10155       SD       8359
TN    RM98-4806      TX     C-51014      UT                     VT            8/06/96-22     VA                   WA       C-54138
WV    BC-30440       WI     319301-03    WY                     PUERTO RICO                         S-17284

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER PORTFOLIOS - BALANCED PORTFOLIO

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:    Date examination completed:

                           811-7704                                June 30, 1999

2.    State Identification Number:

AL                   AK     99-00815     AZ    S-0051431-QUAL   AR            93-M0261-10    CA                   CO
CT    SI40451        DE     4552         DC                     FL                           GA                   HI
ID    47175          IL                  IN                     IA            I-36814        KS     97S0000158    KY
LA                   ME     0-2771       MD    SM961316         MA                           MI     228610        MN
MS    MF-96-08-013   MO                  MT    35532            NE            046525         NV                   NH
NJ                   NM     685586       NY    S 27 59 46       NC                           ND     R487          OH
OK    SE-2003906     OR                  PA                     RI                           SC     MF10155       SD       8359
TN    RM98-4806      TX     C-51014      UT                     VT            8/06/96-22     VA                   WA       C-54138
WV    BC-30440       WI     319301-03    WY                     PUERTO RICO                         S-17284

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER PORTFOLIOS - BALANCED PORTFOLIO

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:     Date examination completed:

                           811-7704                             October 31, 1999

2.    State Identification Number:

AL                   AK     99-00815     AZ    S-0051431-QUAL   AR            93-M0261-10    CA                   CO
CT    SI40451        DE     4552         DC                     FL                           GA                   HI
ID    47175          IL                  IN                     IA            I-36814        KS     97S0000158    KY
LA                   ME     0-2771       MD    SM961316         MA                           MI     228610        MN
MS    MF-96-08-013   MO                  MT    35532            NE            046525         NV                   NH
NJ                   NM     685586       NY    S 27 59 46       NC                           ND     R487          OH
OK    SE-2003906     OR                  PA                     RI                           SC     MF10155       SD       8359
TN    RM98-4806      TX     C-51014      UT                     VT            8/06/96-22     VA                   WA       C-54138
WV    BC-30440       WI     319301-03    WY                     PUERTO RICO                         S-17284

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER PORTFOLIOS - BALANCED PORTFOLIO

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:    Date examination completed:

                           811-7704                               March 31, 1999

2.    State Identification Number:

AL                   AK     99-00816     AZ    S-0051432-QUAL   AR            93-M0261-09    CA                   CO
CT    SI40450        DE     4553         DC                     FL                           GA                   HI
ID    47176          IL                  IN                     IA            I-36813        KS     97S0000160    KY
LA                   ME     0-2770       MD    SM961315         MA                           MI     274500        MN
MS    MF-96-08-012   MO                  MT    35533            NE            046526         NV                   NH
NJ                   NM     692048       NY    S 27 59 45       NC                           ND     R488          OH
OK    SE-2003907     OR                  PA                     RI                           SC     MF10156       SD       8360
TN    RM98-4806      TX     C-51015      UT                     VT            08/06/96-21    VA                   WA       C-54137
WV    BC-30441       WI     319302-03    WY                     PUERTO RICO                         S-17285

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER PORTFOLIOS - GROWTH PORTFOLIO

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:    Date examination completed:

                           811-7704                                June 30, 1999

2.    State Identification Number:


AL                   AK     99-00816     AZ    S-0051432-QUAL   AR            93-M0261-09    CA                   CO
CT    SI40450        DE     4553         DC                     FL                           GA                   HI
ID    47176          IL                  IN                     IA            I-36813        KS     97S0000160    KY
LA                   ME     0-2770       MD    SM961315         MA                           MI     274500        MN
MS    MF-96-08-012   MO                  MT    35533            NE            046526         NV                   NH
NJ                   NM     692048       NY    S 27 59 45       NC                           ND     R488          OH
OK    SE-2003907     OR                  PA                     RI                           SC     MF10156       SD       8360
TN    RM98-4806      TX     C-51015      UT                     VT            08/06/96-21    VA                   WA       C-54137
WV    BC-30441       WI     319302-03    WY                     PUERTO RICO                         S-17285

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER PORTFOLIOS - GROWTH PORTFOLIO

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:     Date examination completed:

                           811-7704                             October 31, 1999

2.    State Identification Number:

AL                   AK     99-00816     AZ    S-0051432-QUAL   AR            93-M0261-09    CA                   CO
CT    SI40450        DE     4553         DC                     FL                           GA                   HI
ID    47176          IL                  IN                     IA            I-36813        KS     97S0000160    KY
LA                   ME     0-2770       MD    SM961315         MA                           MI     274500        MN
MS    MF-96-08-012   MO                  MT    35533            NE            046526         NV                   NH
NJ                   NM     692048       NY    S 27 59 45       NC                           ND     R488          OH
OK    SE-2003907     OR                  PA                     RI                           SC     MF10156       SD       8360
TN    RM98-4806      TX     C-51015      UT                     VT            08/06/96-21    VA                   WA       C-54137
WV    BC-30441       WI     319302-03    WY                     PUERTO RICO                         S-17285

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER PORTFOLIOS - GROWTH PORTFOLIO

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:    Date examination completed:

                           811-7704                               March 31, 1999

2.    State Identification Number:

AL                   AK     99-00406     AZ    S-0050673-QUAL   AR            93-M0261-08    CA                   CO
CT    SI39921        DE     4486         DC                     FL                           GA                   HI
ID    47037          IL                  IN                     IA            I-36541        KS     96S0001583    KY
LA                   ME     0-1767       MD    SM961032         MA            96-5090-M      MI     231206        MN
MS    MF-96-06-188   MO     1993-00496   MT    35245            NE            046173         NV                   NH
NJ                   NM     997356       NY    S 27 55 74       NC                           ND     R115          OH
OK    SE-2003908     OR                  PA                     RI                           SC     MF10061       SD       8092
TN    RM98-4806      TX     C-50677      UT                     VT            6/26/96-04     VA                   WA       C-53855
WV    BC-30439       WI     317865-03    WY                     PUERTO RICO                         S-17091

  Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETMANAGER PORTFOLIOS - INTERNATIONAL PORTFOLIO

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:               Date examination completed:

             811-7704                                        June 30, 1999

2. State Identification Number:

AL                     AK    99-00406       AZ    S-0050673-QUAL     AR            93-M0261-08     CA                   CO
CT    SI39921          DE    4486           DC                       FL                            GA                   HI
ID    47037            IL                   IN                       IA            I-36541         KS    96S0001583     KY
LA                     ME    0-1767         MD    SM961032           MA            96-5090-M       MI    231206         MN
MS    MF-96-06-188     MO    1993-00496     MT    35245              NE            046173          NV                   NH
NJ                     NM    997356         NY    S 27 55 74         NC                            ND    R115           OH
OK    SE-2003908       OR                   PA                       RI                            SC    MF10061        SD   8092
TN    RM98-4806        TX    C-50677        UT                       VT            6/26/96-04      VA                   WA   C-53855
WV    BC-30439         WI    317865-03      WY                       PUERTO RICO                         S-17091

 Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketManager Portfolios - International Portfolio

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:               Date examination completed:

              811-7704                                    October 31, 1999

2. State Identification Number:

AL                     AK    99-00406       AZ    S-0050673-QUAL     AR            93-M0261-08     CA                   CO
CT    SI39921          DE    4486           DC                       FL                            GA                   HI
ID    47037            IL                   IN                       IA            I-36541         KS    96S0001583     KY
LA                     ME    0-1767         MD    SM961032           MA            96-5090-M       MI    231206         MN
MS    MF-96-06-188     MO    1993-00496     MT    35245              NE            046173          NV                   NH
NJ                     NM    997356         NY    S 27 55 74         NC                            ND    R115           OH
OK    SE-2003908       OR                   PA                       RI                            SC    MF10061        SD   8092
TN    RM98-4806        TX    C-50677        UT                       VT            6/26/96-04      VA                   WA   C-53855
WV    BC-30439         WI    317865-03      WY                       PUERTO RICO                         S-17091

 Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketManager Portfolios - International Portfolio

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:               Date examination completed:

               811-7704                                    March 31, 1999

2. State Identification Number:

AL                     AK    00 00117       AZ    S-0054648-QUAL     AR            93-M0261-11     CA                   CO
CT    SI43568          DE    5160           DC                       FL                            GA                   HI
ID    48080            IL                   IN                       IA            I-38717         KS    97S0001397     KY
LA                     ME    0-359          MD                       MA                            MI    231083         MN
MS    MF97-06-085      MO                   MT    37100              NE            043607          NV                   NH
NJ                     NM    690871         NY    S 27 94 93         NC                            ND    T350           OH
OK    SE-2003909       OR                   PA                       RI                            SC    MF10761        SD   10032
TN    RM98-4806        TX    C-53071        UT                       VT            6/06/97-03      VA                   WA   C-56136
WV    MF-22542         WI    332753-03      WY                       PUERTO RICO                         S-18158

 Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketManager Portfolios - Small Cap Portfolio

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:               Date examination completed:

               811-7704                                     June 30, 1999

2. State Identification Number:

AL                     AK    00 00117       AZ    S-0054648-QUAL     AR            93-M0261-11     CA                   CO
CT    SI43568          DE    5160           DC                       FL                            GA                   HI
ID    48080            IL                   IN                       IA            I-38717         KS    97S0001397     KY
LA                     ME    0-359          MD                       MA                            MI    231083         MN
MS    MF97-06-085      MO                   MT    37100              NE            043607          NV                   NH
NJ                     NM    690871         NY    S 27 94 93         NC                            ND    T350           OH
OK    SE-2003909       OR                   PA                       RI                            SC    MF10761        SD   10032
TN    RM98-4806        TX    C-53071        UT                       VT            6/06/97-03      VA                   WA   C-56136
WV    MF-22542         WI    332753-03      WY                       PUERTO RICO                         S-18158

 Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketManager Portfolios - Small Cap Portfolio

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:               Date examination completed:

               811-7704                                   October 31, 1999

2. State Identification Number:

AL                     AK    00 00117       AZ    S-0054648-QUAL     AR            93-M0261-11     CA                   CO
CT    SI43568          DE    5160           DC                       FL                            GA                   HI
ID    48080            IL                   IN                       IA            I-38717         KS    97S0001397     KY
LA                     ME    0-359          MD                       MA                            MI    231083         MN
MS    MF97-06-085      MO                   MT    37100              NE            043607          NV                   NH
NJ                     NM    690871         NY    S 27 94 93         NC                            ND    T350           OH
OK    SE-2003909       OR                   PA                       RI                            SC    MF10761        SD   10032
TN    RM98-4806        TX    C-53071        UT                       VT            6/06/97-03      VA                   WA   C-56136
WV    MF-22542         WI    332753-03      WY                       PUERTO RICO                         S-18158

 Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketManager Portfolios - Small Cap Portfolio

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:               Date examination completed:

              811-7704                                     March 31, 1999

2. State Identification Number:

AL                     AK    00 00711       AZ    S-0045508-QUAL     AR            93-M0261-06     CA                   CO
CT    SI35350          DE    3149           DC                       FL                            GA                   HI
ID    45975            IL                   IN                       IA            I-34553         KS    96S67          KY
LA                     ME    0-2174         MD    SM950826           MA            95-0438         MI    270298         MN
MS    MF-95-07-106     MO                   MT    33571              NE            046199          NV                   NH
NJ                     NM    691370         NY    S 27 32 26         NC                            ND    N129           OH
OK                     OR                   PA                       RI                            SC    MF9250         SD   6517
TN    RM98-4806        TX    C-48139        UT                       VT            7/24/95-14      VA                   WA   C-51629
WV    BC-30435         WI    303932-03      WY                       PUERTO RICO                         S-16021

 Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketTrack Portfolios - Balanced Portfolio

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:               Date examination completed:

             811-7704                                       June 30, 1999

2. State Identification Number:

AL                     AK    00 00711       AZ    S-0045508-QUAL     AR            93-M0261-06     CA                   CO
CT    SI35350          DE    3149           DC                       FL                            GA                   HI
ID    45975            IL                   IN                       IA            I-34553         KS    96S67          KY
LA                     ME    0-2174         MD    SM950826           MA            95-0438         MI    270298         MN
MS    MF-95-07-106     MO                   MT    33571              NE            046199          NV                   NH
NJ                     NM    691370         NY    S 27 32 26         NC                            ND    N129           OH
OK                     OR                   PA                       RI                            SC    MF9250         SD   6517
TN    RM98-4806        TX    C-48139        UT                       VT            7/24/95-14      VA                   WA   C-51629
WV    BC-30435         WI    303932-03      WY                       PUERTO RICO                         S-16021

 Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketTrack Portfolios - Balanced Portfolio

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

     Certificate of Accounting of Securities and Similar Investments in the
                   Custody of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1. Investment Company Act File Number:               Date examination completed:

              811-7704                                    October 31, 1999

2. State Identification Number:

AL                     AK    00 00711       AZ    S-0045508-QUAL     AR            93-M0261-06     CA                   CO
CT    SI35350          DE    3149           DC                       FL                            GA                   HI
ID    45975            IL                   IN                       IA            I-34553         KS    96S67          KY
LA                     ME    0-2174         MD    SM950826           MA            95-0438         MI    270298         MN
MS    MF-95-07-106     MO                   MT    33571              NE            046199          NV                   NH
NJ                     NM    691370         NY    S 27 32 26         NC                            ND    N129           OH
OK                     OR                   PA                       RI                            SC    MF9250         SD   6517
TN    RM98-4806        TX    C-48139        UT                       VT            7/24/95-14      VA                   WA   C-51629
WV    BC-30435         WI    303932-03      WY                       PUERTO RICO                         S-16021

 Other (specify):

3. Exact name of investment company as specified in registration statement:
   Schwab MarketTrack Portfolios - Balanced Portfolio

4. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:       Date examination completed:

                            811-7704                              March 31, 1999

2.  State Identification Number:

AL                AK  00 0712    AZ  S-0045509-QUAL   AR  93-M0261-05   CA            CO
CT  SI35334       DE  3150       DC                   FL                GA            HI
ID  45978         IL             IN                   IA  I-34554       KS  96S69     KY
LA                ME  0-2173     MD  SM950827         MA  95-0423       MI  231477    MN
MS  MF-95-07-083  MO             MT  33573            NE  046200        NV            NH
NJ                NM  685584     NY                   NC                ND  N130      OH
OK                OR             PA                   RI                SC  MF9261    SD   6516
TN  RM98-4806     TX  C-48129    UT                   VT  7/24/95-13    VA            WA   C-51638
WV  BC-30436      WI  303935-03  WY                   PUERTO RICO           S-16019

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    Schwab MarketTrack Portfolios - Conservative Portfolio


4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


2. Investment Company Act File Number:              Date examination completed:

                             811-7704                              June 30, 1999

3. State Identification Number:

AL                AK  00 0712    AZ  S-0045509-QUAL   AR  93-M0261-05   CA            CO
CT  SI35334       DE  3150       DC                   FL                GA            HI
ID  45978         IL             IN                   IA  I-34554       KS  96S69     KY
LA                ME  0-2173     MD  SM950827         MA  95-0423       MI  231477    MN
MS  MF-95-07-083  MO             MT  33573            NE  046200        NV            NH
NJ                NM  685584     NY                   NC                ND  N130      OH
OK                OR             PA                   RI                SC  MF9261    SD   6516
TN  RM98-4806     TX  C-48129    UT                   VT  7/24/95-13    VA            WA   C-51638
WV  BC-30436      WI  303935-03  WY                   PUERTO RICO           S-16019


  Other (specify):

4. Exact name of investment company as specified in registration statement:

   Schwab MarketTrack Portfolios - Conservative Portfolio

5. Address of principal executive office: (number, street, city, state, zip code)

   101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:       Date examination completed:

                            811-7704                            October 31, 1999

2.  State Identification Number:

AL                AK  00 0712    AZ  S-0045509-QUAL   AR  93-M0261-05   CA            CO
CT  SI35334       DE  3150       DC                   FL                GA            HI
ID  45978         IL             IN                   IA  I-34554       KS  96S69     KY
LA                ME  0-2173     MD  SM950827         MA  95-0423       MI  231477    MN
MS  MF-95-07-083  MO             MT  33573            NE  046200        NV            NH
NJ                NM  685584     NY                   NC                ND  N130      OH
OK                OR             PA                   RI                SC  MF9261    SD   6516
TN  RM98-4806     TX  C-48129    UT                   VT  7/24/95-13    VA            WA   C-51638
WV  BC-30436      WI  303935-03  WY                   PUERTO RICO           S-16019

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    Schwab MarketTrack Portfolios - Conservative Portfolio


4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:       Date examination completed:

                            811-7704                              March 31, 1999

2.  State Identification Number:

AL                AK  00 00713   AZ  S-0045510-QUAL   AR  93-M0261-04   CA            CO
CT  SI35335       DE  3151       DC                   FL                GA            HI
ID  45976         IL             IN                   IA  I-34555       KS  96S68     KY
LA                ME  0-2172     MD  SM950820         MA  95-0424       MI  270299    MN
MS  MF-95-07-080  MO             MT  33572            NE  046201        NV            NH
NJ                NM  685588     NY  S 27 32 28       NC                ND  N131      OH
OK                OR             PA                   RI                SC  MF9260    SD   6518
TN  RM98-4806     TX  C-48130    UT                   VT  7/24/95-15    VA            WA   C-51632
WV  BC-30437      WI  303933-03  WY                   PUERTO RICO           S-16002

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    Schwab MarketTrack Portfolios - Growth Portfolio


4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:       Date examination completed:

                            811-7704                              June 30, 1999

2.  State Identification Number:

AL                AK  00 00713   AZ  S-0045510-QUAL   AR  93-M0261-04   CA            CO
CT  SI35335       DE  3151       DC                   FL                GA            HI
ID  45976         IL             IN                   IA  I-34555       KS  96S68     KY
LA                ME  0-2172     MD  SM950820         MA  95-0424       MI  270299    MN
MS  MF-95-07-080  MO             MT  33572            NE  046201        NV            NH
NJ                NM  685588     NY  S 27 32 28       NC                ND  N131      OH
OK                OR             PA                   RI                SC  MF9260    SD   6518
TN  RM98-4806     TX  C-48130    UT                   VT  7/24/95-15    VA            WA   C-51632
WV  BC-30437      WI  303933-03  WY                   PUERTO RICO           S-16002

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    Schwab MarketTrack Portfolios - Growth Portfolio


4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:       Date examination completed:

                            811-7704                            October 31, 1999

2.  State Identification Number:

AL                AK  00 00713   AZ  S-0045510-QUAL   AR  93-M0261-04   CA            CO
CT  SI35335       DE  3151       DC                   FL                GA            HI
ID  45976         IL             IN                   IA  I-34555       KS  96S68     KY
LA                ME  0-2172     MD  SM950820         MA  95-0424       MI  270299    MN
MS  MF-95-07-080  MO             MT  33572            NE  046201        NV            NH
NJ                NM  685588     NY  S 27 32 28       NC                ND  N131      OH
OK                OR             PA                   RI                SC  MF9260    SD   6518
TN  RM98-4806     TX  C-48130    UT                   VT  7/24/95-15    VA            WA   C-51632
WV  BC-30437      WI  303933-03  WY                   PUERTO RICO           S-16002

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    Schwab MarketTrack Portfolios - Growth Portfolio


4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:       Date examination completed:

                            811-7704                              March 31, 1999

2.  State Identification Number:

AL                AK  98-03937       AZ  S-0058483-QUAL   AR  93-M0261-12   CA              CO
CT  SI46900       DE  339            DC                   FL                GA              HI
ID  49355         IL                 IN                   IA  I-41482       KS  98S0001357  KY
LA                ME  MF-R-99-11916  MD  SM981147         MA                MI  228159      MN
MS  MF-98-08-129  MO  1993-00496     MT  39119            NE  040723        NV              NH
NJ                NM  995387         NY                   NC                ND  V578        OH
OK                OR                 PA                   RI                SC  MF11533     SD   15702
TN  RM98-4806     TX  C-56104        UT                   VT  5/07/98-01    VA              WA   C-58999
WV  MF-32088      WI  349089-03      WY                   PUERTO RICO           S-19466

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    Schwab MarketTrack Portfolios - All Equity Portfolio


4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:       Date examination completed:

                            811-7704                              June 30, 1999

2.  State Identification Number:

AL                AK  98-03937       AZ  S-0058483-QUAL   AR  93-M0261-12   CA              CO
CT  SI46900       DE  339            DC                   FL                GA              HI
ID  49355         IL                 IN                   IA  I-41482       KS  98S0001357  KY
LA                ME  MF-R-99-11916  MD  SM981147         MA                MI  228159      MN
MS  MF-98-08-129  MO  1993-00496     MT  39119            NE  040723        NV              NH
NJ                NM  995387         NY                   NC                ND  V578        OH
OK                OR                 PA                   RI                SC  MF11533     SD   15702
TN  RM98-4806     TX  C-56104        UT                   VT  5/07/98-01    VA              WA   C-58999
WV  MF-32088      WI  349089-03      WY                   PUERTO RICO           S-19466

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    Schwab MarketTrack Portfolios - All Equity Portfolio


4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.  Investment Company Act File Number:       Date examination completed:

                            811-7704                            October 31, 1999

2.  State Identification Number:

AL                AK  98-03937       AZ  S-0058483-QUAL   AR  93-M0261-12   CA              CO
CT  SI46900       DE  339            DC                   FL                GA              HI
ID  49355         IL                 IN                   IA  I-41482       KS  98S0001357  KY
LA                ME  MF-R-99-11916  MD  SM981147         MA                MI  228159      MN
MS  MF-98-08-129  MO  1993-00496     MT  39119            NE  040723        NV              NH
NJ                NM  995387         NY                   NC                ND  V578        OH
OK                OR                 PA                   RI                SC  MF11533     SD   15702
TN  RM98-4806     TX  C-56104        UT                   VT  5/07/98-01    VA              WA   C-58999
WV  MF-32088      WI  349089-03      WY                   PUERTO RICO           S-19466

  Other (specify):

3.  Exact name of investment company as specified in registration statement:

    Schwab MarketTrack Portfolios - All Equity Portfolio


4. Address of principal executive office: (number, street, city, state, zip code)

     101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104